FOR MORE INFORMATION CONTACT:	FOR IMMEDIATE RELEASE

David W. Heeter, President and CEO	May 8, 2007
(765) 747-2880

MutualFirst Financial, Inc.

DECLARES CASH DIVIDEND

MUNCIE, INDIANA - MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of Mutual Federal Savings Bank, has announced that the Company will pay a cash dividend of $.15 per share for the second quarter of 2007. The dividend will be payable on June 22, 2007 to shareholders of record on June 8, 2007.

Mutual Federal Savings Bank primarily serves Delaware, Randolph, Kosciusko, Grant and Wabash Counties in Indiana. The Bank exceeds all applicable regulatory capital requirements. The Company had $945.3 million in assets and $87.6 million in total equity as of March 31, 2007. The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF”.